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                                                                  EXHIBIT 10.38

NOTE: CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN REDACTED. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

           AGREEMENT FOR SALE, HARVEST, AND STORAGE OF NURSERY STOCK

  This Agreement is made as of this 1st day of May, 1996 and is between Zelenka Nursery, Inc. of 16127 Winans, Grand Haven, MI 49417 ("Zelenka") and NaPro BioTherapeutics, Inc. of 6304 Spine Road, Unit A, Boulder, CO 80301
("NaPro") with respect to the sale and purchase of certain Taxus    trees
currently owned by Zelenka.

                      STATEMENT OF BACKGROUND INFORMATION

  A. Zelenka owns certain Old Trees (defined below) which are growing in the ground. NaPro would like to make arrangements for Zelenka to harvest and store the Tops (defined below) of the Old Trees and to purchase such Tops from Zelenka.

  B. NaPro acknowledges that those portions of the Old Trees below the surface of the ground are in the process of being sold by Zelenka to a third party, and that NaPro has no claim or right to any portion of the Old Trees growing below the surface.

  C. Zelenka currently owns and NaPro would like to purchase certain Middle Aged Trees (defined below), which are currently growing on real property which Zelenka is leasing as a lessee.

  D. In order to induce Zelenka to extend credit to NaPro in connection with the sale of the Tops of the Old Trees and Middle Aged Trees to NaPro, NaPro has agreed to provide a security interest to Zelenka in such Tops and Middle Aged Trees. The security agreement between the parties is referred to herein as the "Security Agreement."

  E. NaPro desires to have Zelenka care for and harvest the Middle Aged Trees, and the parties have entered into a separate Culture Agreement effective as of March 1, 1996, pursuant to which Zelenka will care for, harvest, and store the Middle Aged Trees ("Culture Agreement").

  F. NaPro has agreed to sublease from Zelenka certain real property on which the Middle Aged Trees are growing pursuant to certain subleases ("Subleases").

  G. The parties desire to set forth the terms of their agreements in this writing.


                            STATEMENT OF AGREEMENT

  For their mutual convenience and protection, and in consideration of the mutual covenants and benefits contained in this Agreement, the parties agree as follows:


              SECTION ONE: SALE AND PURCHASE OF TOPS OF OLD TREES

  1.1 Tops to be Purchased. Zelenka hereby agrees to sell to NaPro and NaPro hereby agrees to purchase from Zelenka the Tops (defined below) of all of
those Taxus            which are currently    years old and which are
currently growing in the ground on that real estate and which are within those Zelenka production inventory control numbers set forth on the
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attached Exhibit 1.1. Such purchase and sale shall occur on the schedule and on the terms set forth below in paragraphs 1.5 and 1.6. The Taxus described in this paragraph shall be referred to herein as the "Old Trees". The "Tops" are defined as any portion of the Old Trees above ground level.

  1.2 Inventory. Zelenka currently estimates that there are              Old
Trees and               Tops (each Old Tree has one Top). However, the actual
number of Old Trees may vary and is subject to verification by NaPro as provided below in this paragraph. Within ninety (90) days after the execution of this Agreement, Zelenka will conduct an inventory of the Old Trees to determine the actual number of Tops to be purchased by NaPro pursuant to this Agreement. Zelenka shall notify NaPro of such actual number and NaPro shall have thirty (30) days from such notice to verify Zelenka's inventory. If NaPro does not object to Zelenka's inventory in writing within such thirty (30) day period, NaPro shall be deemed to have assented to Zelenka's inventory and shall be obligated to purchase all of the Tops of the Old Trees identified in the inventory. If NaPro objects to Zelenka's inventory within such thirty (30) day period, and if NaPro reasonably believes that there exist more than
               Tops, then the parties shall endeavor to agree on the number of Tops; in the absence of such an agreement within thirty (30) days, either party may petition for arbitration as described in paragraph 3.1 below.

  1.3 Maximum Purchase of Tops. NaPro shall not be required to purchase a
total number of Tops which is greater than                 . If the actual
number of Tops is determined (pursuant to arbitration) or agreed to be greater
than              , then at NaPro's option, those Tops in excess of
              shall not be subject to this Agreement, and NaPro shall be
entitled to select those              Tops which NaPro will purchase
hereunder. NaPro shall remain, however, obligated to purchase any Tops if the actual number of Tops is determined (pursuant to arbitration) or agreed to be
less than       .

  1.4 Zelenka Harvesting and Storage. Zelenka shall harvest the Tops, cut them, and place them in cold storage on a schedule described below in paragraph 1.5. Zelenka shall cut the Tops and store certain portions of the Tops in accordance with the NaPro Specifications attached hereto as Exhibit
1.4 ("NaPro Specifications"). Zelenka shall also pack, load, and prepare the Tops for shipping to NaPro as described in the NaPro Specifications. Zelenka shall bear all expenses in connection with the harvesting, cutting, storage, packing, and preparation for shipping of the Tops, provided that Zelenka shall be reimbursed for such expenses as provided below in paragraph 1.6.

  1.5 Schedule. Zelenka shall begin harvesting the Tops of those Old Trees selected by Zelenka during the first full week of May, 1996, and shall place the Tops therefrom in cold storage upon harvesting. All other Tops will be harvested by Zelenka during 1996 and 1997 on a schedule as determined by Zelenka; provided, however, that all harvesting shall be completed by December 31, 1997. Zelenka shall be entitled to determine which specific Tops it will harvest at any given time. Zelenka agrees to notify NaPro from time to time when Zelenka becomes aware of or modifies its proposed harvest schedule for the Tops.

  1.6 Price and Terms of Sale. Upon the harvesting of any Tops and the placement of any cut Tops in cold storage: (i) Zelenka shall be entitled to
invoice NaPro and NaPro shall pay a sum equal to          per pound of the cut
Tops (measured at the time of placement in storage), plus   multiplied by
Zelenka's costs of harvesting the Tops, cutting the Tops, placing the Tops in cold storage, and any other costs related thereto, (ii) title to the Tops and risk of loss shall pass to NaPro, and (iii) Zelenka shall provide NaPro with an appropriate bill of sale evidencing the transfer of title to the Tops. NaPro shall pay any Zelenka invoice within thirty (30) days of the invoice date and pursuant to those other terms and conditions of sale which are attached hereto as Exhibit 1.6 ("Zelenka's Terms"). NaPro's obligations under this paragraph 1.6 shall begin as of the effective date of this Agreement, and NaPro shall pay Zelenka for any of Zelenka's costs incurred by Zelenka on or after May 1, 1996.


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  1.7 Services and Reimbursement after Sale. After the sale of the Tops to
NaPro, Zelenka shall store the cut Tops for NaPro in cold storage (pursuant to NaPro's Specifications) and shall pack and ship the cut Tops out of cold storage to NaPro upon NaPro's request, except that Zelenka shall not be required to ship to NaPro any cut Tops which have not been paid for in full by NaPro, and Zelenka shall not be required to ship any cut Tops if NaPro is not current in all of its obligations to Zelenka under this Agreement, the Culture Agreement, the Security Agreement, or the Subleases. Further, Zelenka shall not be required to store any cut Tops for a period exceeding six (6) months and Zelenka shall be entitled to ship to NaPro any cut tops as necessary to ensure that such limit is not exceeded unless the parties have agreed otherwise in writing. As compensation for such services, NaPro shall pay to
Zelenka, on a monthly basis, an amount billed by Zelenka equal to   times
Zelenka's monthly cost of storing, maintaining, packing, and preparing the cut
Tops for shipping, as well as   times any other costs incurred by Zelenka
which are related to the storage, maintenance, packing, or shipping preparation of the cut Tops. Any such invoice shall be paid within thirty (30) days after the invoice date and pursuant to any other Zelenka Terms. All cut Tops shall be shipped FOB Zelenka at NaPro's expense. NaPro agrees that Zelenka shall be the exclusive provider of all harvesting and cutting services, and all storage services (and any other services provided hereunder) with respect to all of the Tops of the Old Trees and that NaPro will not contract or arrange for any other provider of such services with respect to the Tops of the Old Trees or the cuttings thereof. NaPro further agrees that all products and materials which may be used in connection with the above-described services shall be purchased and/or acquired exclusively by and through Zelenka under the terms of this Agreement and that NaPro shall not contract or arrange for any such materials or products to be provided by any other person or entity in any other manner.

  1.8 Insurance and Indemnification. NaPro agrees to insure any Tops to which NaPro has received title under this Agreement. NaPro further agrees to hold Zelenka harmless and indemnify Zelenka from and against any losses, liabilities, costs, or expenses (including reasonable attorneys fees) arising out of the loss or damage of any Tops or any personal injury or damages relating to the Tops or caused directly or indirectly as a result of the storage, packing, or shipping of the Tops. Notwithstanding the foregoing, NaPro shall not be required to hold Zelenka harmless or to indemnify Zelenka for any losses, liabilities, costs, expenses, or attorneys fees arising out of any losses or injuries caused by Zelenka's negligence.

  1.9 Security Interest. As of the execution of the Agreement NaPro shall execute and deliver to Zelenka a Security Agreement in the form attached hereto as Exhibit 1.9 and any other documents reasonably requested by Zelenka to provide Zelenka with a security interest in all Tops owned by NaPro located on premises which are owned or leased by Zelenka. NaPro shall also execute any financing statements as may be reasonably requested by Zelenka to permit Zelenka to perfect its security interest in the Tops.

              SECTION TWO: SALE AND PURCHASE OF MIDDLE AGED TREES

  2.1 General Agreement. Zelenka hereby agrees to sell to NaPro and NaPro
agrees to purchase from Zelenka: (i) all of those live currently        year
old Taxus       trees                       currently growing in the ground
located on nineteen (19) acres of real property leased by Zelenka from Mark A. DeJonge and Christine F. DeJonge, under a Lease dated April 1, 1993 (which Lease has been assigned to Derwin J. DeJonge and Marion J. DeJonge pursuant to an Assignment dated September 14, 1994) described in Zelenka Nursery's production inventory control system as DEJ11 and DEJ16; (ii) all of those live
currently    year old Taxus    trees                          currently
growing in the ground located on twenty-three (23) acres of real property leased by Zelenka from Lester J. and Rosalyn B. Boersema, under a Lease dated February 1, 1992, and described in Zelenka's production inventory control
system as BOR75; and (iii) all of those live currently        year old Taxus
      trees

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                       currently growing in the ground located on eighteen
(18) acres of real property leased by Zelenka from Lester J. and Rosalyn B. Boersema, under a Lease dated April 1, 1991 and described in Zelenka Nursery's production inventory control system as BOR71. All such trees shall be collectively referred to herein as the "Middle Aged Trees."

  2.2 Price and Terms of Sale. NaPro shall pay            for    each year old
live Middle Aged Tree,                for each    year old live Middle Aged
Tree, and             for each         year old live Middle Aged Tree. Such
purchase price shall be paid as follows:

    a.        in certified funds upon the execution of this Agreement.

    b. The balance shall be payable upon the earlier of the date one (1) year from the date of the execution of the definitive purchase agreement or the date ten (10) days after the closing of NaPro's secondary stock offering of approximately Two Million (2,000,000) shares. There shall be no interest payable on the balance due except that Zelenka's Terms shall apply with respect to any past due balance.

  2.3 Inventory. The numbers of Middle Aged Trees set forth in paragraph 2.1 are based upon Zelenka's good faith estimates, and the actual number may vary and is subject to verification by NaPro as provided in this paragraph 2.3. Within ninety (90) days after the execution of this Agreement, Zelenka will conduct an inventory of the Middle Aged Trees to determine the actual number of Middle Aged Trees purchased by NaPro pursuant to this Agreement. Zelenka shall notify NaPro of such actual number and NaPro shall have thirty (30) days from such notice to verify Zelenka's inventory. If NaPro does not object to Zelenka's inventory in writing within such thirty (30) day period, NaPro shall be deemed to have assented to Zelenka's inventory. If NaPro objects to Zelenka's inventory calculation within such thirty (30) day period, then the parties shall endeavor to agree upon the number of Middle Aged Trees purchased by NaPro hereunder; in the absence of such an agreement within thirty (30) days, either party may petition for arbitration as described in paragraph 3.1 below.

  2.4 Adjustments to Balance Due. If the number of Middle Aged Trees has been determined (pursuant to arbitration) or agreed upon (under paragraph 2.3) prior to the payment of the balance of the purchase price by NaPro as required under paragraph 2.2b above, then such balance due shall be adjusted based upon such determination or agreement. If, however, the number of Middle Aged Trees has not been determined or agreed upon prior to the payment of the balance due under paragraph 2.2b, then, within ten (10) days after the determination or agreement of the number of Middle Aged Trees, Zelenka will remit to NaPro any overpayment, or NaPro shall pay to Zelenka any underpayment.

  2.5 Maximum Purchase of Middle Aged Trees. NaPro shall not be required to purchase a total number of Middle Aged Trees which is greater than
               . If the actual number of Middle Aged Trees is determined or
agreed to be greater than            , then at NaPro's option, those Middle
Aged Trees in excess of shall                  not be required to be purchased
or sold under this Agreement. In such event, NaPro and Zelenka shall endeavor to agree upon those specific Middle Aged Trees which shall not be subject to this Agreement, and in the absence of their agreement, either party may petition for arbitration as described below in paragraph 3.1. NaPro shall remain, however, obligated to purchase all Middle Aged Trees if the actual
number of Middle Aged Trees is determined or agreed to be less than       .

  2.6 Title Transfer and Security Interest. Title and risk of loss with
respect to the Middle Aged Trees shall transfer upon payment of the        sum
described in paragraph 2.2a. At such time, Zelenka shall provide NaPro with an appropriate bill of sale evidencing transfer of title to all of the Middle Aged Trees. As of the execution of this Agreement, NaPro shall execute and deliver to Zelenka a Security Agreement in the form attached hereto as Exhibit 1.9, and any other documents reasonably

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requested by Zelenka to provide Zelenka with a security interest in all Middle
Aged Trees purchased hereunder by NaPro. NaPro shall also execute any financing statements as may be reasonably requested by Zelenka to permit Zelenka to perfect its security interest in the Middle Aged Trees.

                         SECTION THREE: GENERAL TERMS

  3.1 Arbitration. Any disagreements or dispute between the parties shall be resolved exclusively by arbitration which shall be binding upon both of the parties. The arbitration shall be conducted by a panel of three (3) arbitrators under the rules of the American Arbitration Association. One (1) arbitrator shall be selected by Zelenka, one (1) by NaPro, and one (1) by the two (2) selected arbitrators. Any arbitration shall be conducted in Grand Haven, Michigan and the arbitrators shall apply Michigan law. Unless otherwise allocated or assessed by the arbitrators, the parties shall share equally the fees and expenses of the arbitrators. This paragraph 3.1 shall not be interpreted to require Zelenka to petition for arbitration prior to exercising any of its rights under the Security Agreement.

  3.2 Zelenka's Costs.

    a. Zelenka's costs include all actual costs and expenses of Zelenka as described herein. Zelenka's costs and expenses shall be calculated based upon Zelenka's current cost accounting system, and no individual cost or expense of Zelenka hereunder shall materially exceed the price which Zelenka pays or would pay for similar products or services for Zelenka's own nursery operations. Zelenka's costs and expenses shall be based upon, among other things, the number of hours of labor times Zelenka's loaded labor rate as defined in its current cost accounting system, plus any other actual costs incurred by Zelenka such as crate rental, electricity charges, shipping charges, etc. Such costs shall not include marketing costs or general administrative costs except to the extent that those costs are part of Zelenka's loaded labor rate.

    b. NaPro shall have the right to review Zelenka's books and records pertaining to the calculation of Zelenka's costs. Any such review shall be conducted at reasonable intervals and at reasonable times, and shall not interfere with the business operations of Zelenka. Furthermore, NaPro agrees to keep confidential and not to disclose to any other party (except to its professional advisors and those employees with a need to know) any information or documents learned or discovered by NaPro in connection with any such review. If any such review uncovers overcharges or undercharges, the parties shall attempt to agree upon the amounts of such overcharges or undercharges and shall pay to each other any such amount as may be necessary to correct the overcharge or undercharge. If the parties cannot agree on any overcharge or undercharge, either party shall be entitled to submit the matter to arbitration under paragraph 3.1. If the parties agree or if an arbitration panel determines that Zelenka has overcharged NaPro an amount greater than ten (10%) percent, then Zelenka shall bear the cost of the audit by NaPro and the cost of the arbitration. Otherwise, the cost of the audit and arbitration shall be borne by NaPro.

  3.3 Default. If either party fails to pay any sums due hereunder or any sums due under the Culture Agreement, the Subleases, or the Security Agreement within five (5) days after such sums are due, or if either party defaults under any of its other obligations under this Agreement, the Culture Agreement, the Subleases, or the Security Agreement, and such default continues for ten (10) days after written notice thereof, then the non-defaulting party shall be entitled to terminate this Agreement and recover any damages resulting from the breach, in addition to any other legal or contractual remedy available to the non-defaulting party. Further, Zelenka shall be entitled to terminate this Agreement, effective immediately upon written notice to NaPro, if NaPro defaults under any of its obligations under this Agreement, the Culture Agreement, or any of the Subleases more than two
(2) times during any twelve (12) month period.

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  3.4 Term of Agreement and Obligations Upon Termination. The term of this
Agreement shall extend from the effective date hereof until the completion of all work to be performed hereunder and the final payment and adjustment of all sums due hereunder. Upon the termination or expiration of this Agreement, all amounts due to either party under this Agreement shall become due and payable within ten (10) days following the termination or expiration.

  3.5 Warranties.

    a. The parties agree and acknowledge that Zelenka offers no representations or warranties to NaPro regarding: (i) the quality or suitability of the Tops or Middle Aged Trees or the cuttings thereof for any purpose whatsoever, or (ii) the number of Old Trees or quantity of cut Tops which will be harvested hereunder. Zelenka offers no warranties of merchantability or fitness for any particular purpose.

    b. Zelenka hereby represents and warrants that the Tops and Middle Aged Trees to purchased by NaPro pursuant to this Agreement shall not be subject to any lien or encumbrance as of the transfer of title to NaPro hereunder.

  3.6 Force Majeure. Neither party shall be liable to the other in the event that performance of its obligations hereunder shall be prevented by any cause beyond its reasonable control, including without limitation acts of God, acts of government, accident, fire, delay or destruction of means of transport or other disaster ("events of force majeure"), but the affected party shall use best efforts to avoid or remove the cause of such nonperformance and shall continue performance hereunder with the utmost dispatch whenever such cause is removed.

                          SECTION FOUR: MISCELLANEOUS

  4.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, and personal representatives. Neither party shall assign any of its rights, privileges, or obligations under this Agreement without the written consent of the other party, which shall not be unreasonably withheld.

  4.2 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, return receipt requested with postage prepaid, to the parties at their addresses on page one of this Agreement. Any party may change its address by providing notice under this paragraph 4.2 to all of the other parties.

  4.3 Headings. The headings of sections herein and in the exhibits referred to herein are for convenience only and shall not control of effect any meaning or interpretation of any provision of this Agreement.

  4.4 Entire Agreement; Modifications. This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated hereby. This Agreement may be modified only by a written agreement signed by all of the parties hereto.

  4.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

  4.6 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Michigan.


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  4.7 Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the same shall not affect the validity or enforceability of any other provisions of this Agreement, unless such validity or unenforceability shall materially affect and frustrate the intentions of the parties.

  4.8 Time is of the Essence. All of the parties hereto agree and acknowledge that time is of the essence in connection with this Agreement.

  4.9 No Waiver. No waiver of any rights of any party hereunder shall be effective against such party unless set forth in writing and signed by such party. Further, no waiver of any right hereunder shall be construed to be a waiver of such right or any other right hereunder or in the future.

                                          Zelenka Nursery, Inc.

                                                   /s/Paul Zelenka

                                          By _____________________________
                                             Paul Zelenka, Its Vice President

                                          NaPro Bio Therapeutics, Inc.

                                          By      /s/ Sterling Ainsworth
                                              ----------------------------------

                                                      President

                                          Its ____________________________


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